EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HOKU SCIENTIFIC, INC.

ARTICLE I

The name of the corporation is Hoku Scientific, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A) Authorized Classes of Stock; Reverse Stock Split.

1. The number of shares of all classes of stock which the Corporation is authorized to issue is 27,254,695 consisting of 8,587,095 shares of Preferred Stock, par value $0.001; and 18,667,600 shares of Common Stock, par value $0.001. Of the authorized Preferred Stock, 2,036,768 shall be designated “Series A Preferred Stock,” 333,350 shares shall be designated “Series B Preferred Stock,” 3,550,177 shall be designated “Series C Preferred Stock” and 2,666,800 shall be designated “Series D Preferred Stock.”

2. Effective upon the filing of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware:

(a) Each share of the Corporation’s Common Stock, $0.001 par value, that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into 0.66667 of a share of Common Stock, $0.001 par value, of the Corporation. All shares of Common Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s Board of Directors;

(b) Each share of the Corporation’s Series A Preferred Stock, $0.001 par value, that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into 0.66667 of a share of Series A Preferred Stock, $.0001 par value, of the Corporation. All shares of Series A Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series A Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s Board of Directors;

(c) Each share of the Corporation’s Series B Preferred Stock, $0.001 par value, that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into 0.66667 of a share of Series B Preferred Stock, $0.001 par value, of the Corporation. All shares of Series B Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series B Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s Board of Directors;

(d) Each share of the Corporation’s Series C Preferred Stock, $0.001 par value, that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into 0.66667 of a share of Series C Preferred Stock, $0.001 par value, of the Corporation. All shares of Series C Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series C Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s Board of Directors; and

(e) Each share of the Corporation’s Series D Preferred Stock, $0.001 par value, that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into 0.66667 of a share of Series D Preferred Stock, $0.001 par value, of the Corporation. All shares of Series D Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series D Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s Board of Directors.

(B) Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock, and on the Common Stock, are as set forth below in this Article IV.

1. Dividends. The holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of (i) 7% of the Original Series A Issue Price (as defined below) per annum, on each outstanding share of Series A Preferred Stock, (ii) 7% of the Original Series B Issue Price (as defined below) per annum, on each outstanding share of Series B Preferred Stock, (iii) 7% of the Original Series C Issue Price (as defined below) per annum, on each outstanding share of Series C Preferred Stock, and (iv) 7% of the Original Series D Issue Price (as defined below) per annum, on each outstanding share of Series D Preferred Stock, in each case payable in preference and priority to any payment of any dividend on Common Stock of the Corporation for such year. The right to such dividends on the Preferred Stock shall not be cumulative, and no rights shall accrue to the holders of Preferred Stock by reason of the fact that the Corporation may have failed to declare or pay dividends on the Preferred Stock in any previous fiscal year of the Corporation, whether or not earnings of the Corporation where sufficient to pay such dividends. No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in Common Stock, until all dividends for such year have been declared and paid on the Preferred Stock. In the event that the Board of Directors shall have declared and paid, or set apart for payment, all dividends on the Preferred Stock at the rates specified in this section in any one fiscal year, and shall elect to declare additional dividends in that fiscal year out of funds legally available therefor, such additional dividends shall be declared and paid on each share of Preferred Stock at the same time as any dividends are declared and paid on the Common Stock, in an amount equal to the dividends paid on such number of shares of Common Stock into which such share of Preferred Stock is convertible on the record date for such dividend payment.

2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

(a) Preference. The holders of the Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $.75 per share (the “Original Series A Issue Price”), $3.00 (the “Original Series B Issue Price”), $1.50 (the “Original Series C Issue Price”) and $7.50 (the “Original Series D Issue Price”) (in each case as adjusted for any stock dividends, combinations, stock splits or other similar events with respect to the Series A, Series B, Series C Preferred Stock and Series D Preferred Stock that occur after the date of the filing of this Restated Certificate), respectively, for each share of Series A, Series B, Series C and Series D Preferred Stock then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series A, Series B, Series C and Series D Preferred Stock held by them. The Series A, Series B, Series C and Series D Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series D Preferred Stock in the proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Participation Rights. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as aforesaid, the holders of the Series D Preferred Stock, Series C Preferred Stock and Series A Preferred Stock, and the holders of the Common Stock (but not the holders of the Series B Preferred Stock) shall participate on a pro rata basis based on the number of Common Stock equivalent shares held by a holder in the distribution of all remaining assets of the Corporation legally available for distribution, with the outstanding shares of Series D Preferred Stock, Series C Preferred Stock and Series A Preferred Stock treated as though they had been converted into the appropriate number of shares of Common Stock pursuant to Section 4 hereof as of the date of such distribution, until such time as the holders of Series D Preferred Stock, Series C Preferred Stock and Series A Preferred Stock shall have received an aggregate of two times the Original Series D Issue Price, Original Series C Issue Price or Original Series A Issue Price, as applicable (adjusted for any stock dividends, combinations, stock splits or other similar events with respect to such shares that occur after the date of the filing of this Restated Certificate) for each share of Series D Preferred Stock, Series C Preferred Stock or Series A Preferred Stock, as applicable (including all amounts distributed pursuant to Section 2(a) above). Thereafter, the remaining assets of the Corporation legally available for distribution shall be distributed to the holders of Common Stock on a pro rata basis.

(c) Transactions Deemed a Liquidation. Subject to Section 2(d) below, for purposes of this Section 2, the sale, conveyance or other disposal of all or substantially all of the assets or property of the Corporation, a merger with or into or consolidation of the Corporation into any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), or the merger of any other corporation, limited liability company or other entity into the Corporation, or any other corporate reorganization, sale, conveyance or other disposal of assets, consolidation, reorganization or merger, in which the shareholders of the Corporation receive distributions in cash or securities of another corporation, limited liability company or other entity as a result of such sale of assets, consolidation, reorganization or merger (an “Acquisition Transaction”) shall be treated as a liquidation, dissolution or winding up of the Corporation.

(d) Transactions Not Deemed a Liquidation. Notwithstanding the foregoing in Section 2(c), the following shall not be Acquisition Transactions: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing in which the Corporation is the surviving corporation, or (iii) a merger, consolidation, sale, conveyance or other disposal of assets of the Corporation if the shareholders of this Corporation immediately prior thereto continue to hold, or receive by virtue of their equity interest in the Corporation greater than 50% of the voting power of the successor or surviving corporation or its parent immediately after such merger, consolidation or sale, conveyance or other disposal of assets.

(e) Notice of Acquisition Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Acquisition Transaction not later than 10 days prior to the shareholders’ meeting called to approve such Acquisition Transaction, or 10 days prior to the closing of such Acquisition Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Acquisition Transaction. The first of such notices shall describe the material terms and conditions of the impending Acquisition Transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Acquisition Transaction shall in no event take place sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Certificate of Incorporation, all notice periods or requirements in this Certificate of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the affirmative vote or written consent or agreement of the holders of a majority of the voting power of the outstanding shares of Voting Preferred Stock (as defined in Section 6(a) below).

(f) Effect of Noncompliance. In the event the requirements of Sections 2(c), 2(d) or 2(e) are not complied with, the Corporation shall forthwith either cause the closing of the Acquisition Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Acquisition Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(e).

(g) Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2, then the value of the assets shall be the fair market value thereof, as determined in good faith by the Board of Directors valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or thorough the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Voting Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the appropriate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Voting Preferred Stock.

(h) Consent for Certain Repurchase. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase, redemption or acquisition at cost of shares of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase, redemption or acquisition between the Corporation and such persons, which agreements shall have been unanimously approved by the Board of Directors.

3. Redemption. The Corporation shall have no obligation to redeem the Preferred Stock.

4. Conversion. The holders of the Preferred Stock have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such series of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price in the case of the Series A Preferred Stock by the Conversion Price determined as provided below, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion shall initially be the Original Series A Issue Price per share with respect to shares of Series A Preferred Stock (the “Series A Conversion Price”). Such Conversion Price shall be subject to adjustment as provided below. Subject to Section 4(c), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such series of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price in the case of the Series B

Preferred Stock by the Conversion Price determined as provided below, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion shall initially be the Original Series B Issue Price per share with respect to shares of Series B Preferred Stock (the “Series B Conversion Price”). Such Conversion Price shall be subject to adjustment as provided below. Subject to Section 4(c), each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such series of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series C Issue Price in the case of the Series C Preferred Stock by the Conversion Price determined as provided below, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion shall initially be the Original Series C Issue Price per share with respect to shares of Series C Preferred Stock (the “Series C Conversion Price”). Such conversion price shall be subject to adjustment as provided below. Subject to Section 4(c), each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such series of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series D Issue Price in the case of the Series D Preferred Stock by the Conversion Price determined as provided below, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion shall initially be the Original Series D Issue Price per share with respect to shares of Series D Preferred Stock (the “Series D Conversion Price”). Such Conversion Price shall be subject to adjustment as provided below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price applicable thereto upon the earlier of (1) the date specified by written consent or agreement of holders of at least a majority of the then outstanding shares of Voting Preferred Stock, or (2) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or any successor form under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock for the account of the Corporation to the public yielding gross proceeds in excess of $15,000,000. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price applicable thereto. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of an automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificate representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. The Corporation shall, as soon as practicable after delivery upon conversion of the Preferred Stock, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) For purposes of this Section 4(d), the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (defined below).

(2) “Original Issue Date” shall mean the later of (i) the date on which the first share of Series C Preferred Stock was first issued and (ii) the date on which the first share of Series D Preferred Stock was first issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common” shall mean, for purposes of determining adjustments hereunder to the Conversion Price of the Preferred Stock, all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable (or, pursuant to Section 4(d)(iii), deemed to be issued) at any time (“Excluded Stock”) as follows:

(A) Shares of Common Stock issued or issuable upon conversion of shares of the Preferred Stock;

(B) Shares of Common Stock issued or issuable to officers, directors, employees, consultants or suppliers of the Corporation pursuant to a stock grant, stock option plan or stock purchase plan or other stock agreement or arrangement approved by the Board of Directors;

(C) Shares of Common Stock issued pursuant to a stock dividend, stock split or similar transactions, as described in Section 4(d)(vi) hereof;

(D) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

(E) Securities issuable pursuant to warrants, convertible notes or other rights to acquire securities outstanding as of the date of this Certificate of Incorporation;

(F) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation;

(G) Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(H) Securities issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services, or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors;

(I) Shares of Common Stock issued or issuable with the written consent or affirmative vote of at least a majority of the then outstanding shares of Voting Preferred Stock, voting together as a single class; and

(J) Shares of Preferred Stock issued in exchange for Common Stock as approved by the Board of Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular share of a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue.

(iii) Deemed Issue of Additional Shares of Common. Except as otherwise provided in Section 4(d)(i)(4)(A)-(D) and this 4(d)(iii), in the event the Corporation at any time or from time to time after Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the amount of consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect an appropriate increase or decrease reflecting such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, but only if as a result of such adjustment the Conversion Price then in effect is thereby reduced;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(I) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price for a series of Preferred Stock to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect with respect to the Series A Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock on the date of and immediately prior to such issue, then and in such event, the Conversion Price with respect to the Series A Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, as applicable (but not with respect to the Series B Preferred Stock) shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(iii)) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(iii)) plus the number of such Additional Shares of Common so issued. For the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated as if all shares of Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of share of stock or Convertible Securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation (before deducting any discounts, commissions or expenses) excluding amounts paid or payable for accrued interest;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors irrespective of any accounting treatment; and

(C) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(2) Options and Convertible Securities: The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration)

payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall from time to time after the filing of this Restated Certificate be subdivided or increased (by stock split or otherwise) into a greater number of shares of Common Stock without a corresponding subdivision of the Preferred Stock, Additional Shares of Common shall not be deemed to have been issued as a result thereof, and the Conversion Price then in effect for the series of Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event of any stock dividend or distribution payable in additional shares of Common Stock, the Conversion Price then in effect shall be decreased as of the time of issuance of such stock dividend or distribution by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution. In the event the outstanding shares of Common Stock shall from time to time after the filing of this Restated Certificate be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price then in effect for the series of Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii) Adjustments for Reclassification, Exchange and Substitution. Except as provided in Section 2, upon any liquidation, dissolution or winding up of the Corporation after the Original Issue Date, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect for the series of Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

(e) Adjustments for Stock Dividends and Other Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 4, then and in each such event the holders of the Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(f) No Impairment. Except in accordance with Section 7 hereof and applicable law, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock held by such holder.

(h) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock;

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:

(1) at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i), (ii) and (iii) above; and

(2) in the case of the matters referred to in (iii) above, at least 10 days’ prior written notice of the date when the same shall become effective (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

All written notices provided to the holders of the Preferred Stock pursuant to this Certificate of Incorporation shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation. Notwithstanding the above, the 10 day notice requirement may be shortened or waived, either before or after the action for which notice is required, upon the affirmative vote or written consent or agreement of the holders of a majority of the voting power of the outstanding shares of Voting Preferred Stock.

(i) Waiver. Notwithstanding anything herein to the contrary, the holders of a series of Preferred Stock can waive any adjustments to the Conversion Price of such series of Preferred Stock that such holders shall be entitled to receive under this Section 4 upon the affirmative vote or written consent or agreement of the holders of at least a majority of the outstanding shares of such series of Voting Preferred Stock.

5. Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, the full number of shares of Common Stock deliverable upon conversion of all of the then outstanding Preferred Stock and shall, at its own expense, take all such actions and obtain all such permits and orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of such Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation using its best efforts to obtain the requisite shareholder approval of any necessary amendment to its Certificate of Incorporation. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

6. Voting Rights; Directors.

(a) Voting Rights. The holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, and with respect to such votes such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class or series except as specifically set forth herein or as otherwise provided by written agreement or applicable law. The shares of Series B Preferred Stock shall be nonvoting, and references herein to Voting Preferred Stock shall not include the Series B Preferred Stock. Holders of Common Stock and Voting Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation.

Fractional votes by the holders of Voting Preferred Stock shall not be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. As used in this Certificate of Incorporation, the term “Voting Preferred Stock” shall mean the any series of Preferred Stock of the Corporation the holders of which have the right to vote as stated herein, and shall not include any series of Preferred Stock that is nonvoting as stated herein.

(b) Election of Directors. So long as at least 3,333,500 shares of Voting Preferred Stock are issued and outstanding (as adjusted for any stock dividends, combinations, stock splits or other similar event affecting the Preferred Stock that occur after the date of the filing of this Restated Certificate), the holders of shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Board of Directors. The holders of shares of Common Stock shall be entitled to elect two (2) members of the Board of Directors. The holders of the Voting Preferred Stock and Common Stock (voting together as a single class) shall be entitled to elect the remaining directors of the Corporation.

(i) In the case of any vacancy in the office of a director elected solely by the holders of Voting Preferred Stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the then outstanding shares of Voting Preferred Stock, given at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose. Subject to the applicable requirements of the Delaware General Corporation Law (or any successor statute), any director who shall have been elected by the holders of Voting Preferred Stock may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the Voting Preferred Stock, given at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose, and any such vacancy thereby created, shall be filled by the vote of the holders of a majority of the Voting Preferred Stock represented at such meeting or in such consent.

(ii) In the case of any vacancy in the office of a director elected solely by the holders of Common Stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the shares of Common Stock, given at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose. Subject to the requirements of the Delaware General Corporation Laws (or any successor statute), any director who shall have been elected by the holders of Common Stock may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the Common Stock, given at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose, and any such vacancy thereby created, shall be filled by the vote of the holders of a majority of the Common Stock represented at such meeting or in such consent.

(iii) In the case of any vacancy in the office of a director elected by the holders of Common Stock and the holders of Voting Preferred Stock voting together as a single class, a successor shall be elected to hold office for the expired term of such director by the affirmative vote of the holders of a majority of the shares of Common Stock and Voting Preferred Stock, voting together as a single class, given at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose. Subject to the requirements of the Delaware General Corporation Law (or any successor statute), any director who shall have been elected by the holders of Common Stock and the Voting Preferred Stock voting together as a single class may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the

Common Stock and the Voting Preferred Stock, voting together as a single class, given at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose, and any such vacancy thereby created) shall be filled by the vote of the holders of a majority of the Common Stock and Voting Preferred Stock represented at such meeting or in such consent.

7. Preferred Stock Protective Provisions. In addition to the other rights provided by law, so long as a majority of the shares of Voting Preferred Stock that are outstanding as of the Original Issue Date remain outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent or agreement of the holders of at least a majority of the then outstanding shares of Voting Preferred Stock, voting together as a single class, approve:

(a) any increase in the authorized number of shares of Preferred Stock;

(b) any authorization or issuance or reclassification of shares of any class of stock having any preference or priority as to voting, redemption, conversion, dividends or liquidation or any other rights or privileges superior to or on a parity with any such preference or priority of the Series D Preferred Stock;

(c) any payment or declaration of any dividend or distribution on any shares of Common Stock (other than a dividend or distribution payable solely in shares of Common Stock);

(d) any Acquisition Transaction or other liquidation, dissolution or winding up of the Corporation pursuant to Section 2 above; or

(e) the purchase, redemption or acquisition (or payment into or setting aside of funds for a sinking fund for such purpose) by the Corporation of shares of its Common Stock or Preferred Stock (other than the repurchase of shares of Common Stock at cost from employees, officers, directors, consultants, advisors, suppliers and representatives of the Corporation pursuant to stock repurchase agreements upon the termination of services).

(C) Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth Sections IV.A and IV.B above, and as set forth below.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon liquidation, dissolution or winding up of the Corporation, or the occurrence of an Acquisition Transaction, the assets of the Corporation shall be distributed as provided in Section A.2 of Article IV.

3. Redemption. The Corporation shall have no obligation to redeem the Common Stock.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, shall vote together as a single class on all matters (except as otherwise required by law) and shall be entitled to notice of any stockholders’ meeting in accordance with the

Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Dustin M. Shindo, its President and Chief Executive Officer, this 11th day of July, 2005.

/s/    Dustin M. Shindo

Dustin M. Shindo, President and Chief Executive Officer